UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2015 (December 15, 2015)

Arch Coal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13105	43-0921172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CityPlace One
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (314) 994-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                                                     Regulation FD Disclosure.

Arch Coal, Inc. (“Arch”) today announced that it has elected to exercise the 30-day grace period under its indenture agreements with holders of its 9.875% Senior Notes due 2019, the 7.00% Senior Notes due 2019 and the 7.25% Senior Notes due 2021. This extends the time period the company has to make the approximately $90 million interest payment due December 15, 2015 without triggering an event of default under the indentures. Events of default will exist under the company’s term loan facility and receivables facility as a result of this election and other recent events, but the company is in active discussions with its lenders and does not anticipate the lenders taking any remedial action in respect of any such event of default.

Arch intends to use the 30-day grace period to continue constructive discussions with various creditors regarding its ongoing effort to develop and implement a comprehensive plan to restructure its balance sheet.

Item 8.01                                                                     Other Events.

On December 15, 2015, Arch issued a press release announcing that it has elected to exercise the 30-day grace period under its indenture agreements with holders of its 9.875% Senior Notes due 2019, the 7.00% Senior Notes due 2019 and the 7.25% Senior Notes due 2021. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01                                                        Financial Statements and Exhibits.

(d)

Exhibits

The following exhibits are attached hereto and filed herewith

Exhibit No.	Description
99.1	Press release dated December 15, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arch Coal, Inc.
Date: December 15, 2015

	By:	/s/ Robert G. Jones
		Name:	Robert G. Jones
		Title:	Senior Vice President — Law, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release dated December 15, 2015.